Exhibit 28 (a) (5) under Form N-1A
Exhibit 3(i) under Item 601/Reg. S-K

CASH TRUST SERIES II
Amendment No. 6

DECLARATION OF TRUST
Dated November 14, 1990

THIS Declaration of Trust is amended as follows:

Delete the first paragraph of Section 5 in Article III and substitute in its place the following:

Section 5.  Establishment and Designation of Series or Class.  Without limiting the authority of the Trustees set forth in Article XII, Section 8, inter alia, to establish and designate any additional Series or Class or to modify the rights and preferences of any existing Series or Class, the Series and Classes of the Trust shall be and are established and designated as:

Federated Treasury Cash Series II
Cash II Shares

The undersigned hereby certify that the above stated Amendment is a true and correct Amendment to the Declaration of Trust, as adopted by the Trustees of the Trust as of the
14th day of May, 2010, to become effective on June 30, 2010.

WITNESS the due execution hereof this 14th day of May, 2010.

/s/ John F. Donahue	/s/ Peter E. Madden
John F. Donahue	Peter E. Madden

/s/ John T. Conroy, Jr.	/s/ Charles F. Mansfield, Jr.
John T. Conroy, Jr.	Charles F. Mansfield, Jr.

/s/ Nicholas P. Constantakis	/s/ R. James Nicholson
Nicholas P. Constantakis	R. James Nicholson

/s/ John F. Cunningham	/s/ Thomas M. O’Neill
John F. Cunningham	Thomas M. O’Neill

/s/ J. Christopher Donahue	/s/ John S. Walsh
J. Christopher Donahue	John S. Walsh

/s/ Maureen Lally-Green	/s/ James F. Will
Maureen Lally-Green	James F. Will